EXHIBIT 99.3



FOR IMMEDIATE RELEASE:


           SUNBEAM CORPORATION ANNOUNCES ADDITIONAL MANAGEMENT CHANGES

         FORT LAUDERDALE, FL - August 19, 1996 - Sunbeam Corporation (NYSE:SOC) announced today the latest in a series of senior management changes. Rob Johnson, President of the Company's Outdoor Products Group, and Dan Lewis, Vice President of Manufacturing for Sunbeam's Household Products Group, are no longer with the Company. Sunbeam continues its swift reorganization of management which began when Albert J. Dunlap was named Chairman and Chief Executive Officer only one month ago.
         Mr. Dunlap stated, "We are continuing to rapidly create a highly competent and focused management team to rebuild Sunbeam."
         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of outdoor and household brand name products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.


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Contact:          Pete Judice                       John DeSimone
                  Burson-Marsteller, New York       Manager, Investor Relations
                  (212) 614 - 4506                  Sunbeam Corporation
                                                    (954)767-2100